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                                                                    EXHIBIT 23.3

                              ACCOUNTANTS' CONSENT

     We consent to incorporation by reference in the registration statement (No.
333-      ) on Form S-4 of Union Planters Corporation of our report dated
February 2, 1996, to the consolidated statements of financial position of Leader Financial Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Annual Report on Form 10-K of Leader Financial Corporation for the year ended December 31, 1995 and the Current Report on Form 8-K dated April 1, 1996 of Union Planters Corporation.

     Our report refers to changes in accounting principles related to the adoption in 1994 of the provisions of the American Institute of Certified Public Accountants' Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans, and in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 106, Employer's Accounting for Postretirement Benefits Other than Pensions, and No. 115, Accounting for Certain Investments in Debt and Equity Securities.

                                                /s/  KPMG Peat Marwick LLP

Memphis, Tennessee
July 25, 1996